Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258348

Prospectus Supplement No. 3
(to prospectus dated April 28, 2022)

Up to 44,350,000 Shares of Class A Common Stock
and
Up to 1,195,006,622 Shares of Class A Common Stock
Up to 44,350,000 Warrants to Purchase Class A Common Stock
Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 28, 2022 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-258348), as amended, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of an aggregate of up to 44,350,000 shares of our common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (b) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants, and (2) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Ayar, our majority stockholder, also currently has the ability to nominate five of the nine directors to our Board.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on The Nasdaq Stock Market LLC under the symbol “LCID”. On June 10, 2022, the closing price of our Class A common stock was $18.02 per share.

Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 7 of the Prospectus and in our other documents subsequently filed with the SEC.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

June 13, 2022

2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2022

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
7373 Gateway Boulevard Newark, CA (Address of Principal Executive Offices)	94560 (Zip Code)
Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2022, at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Lucid Group, Inc. (the “Company”), the Company’s stockholders approved the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan (including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached thereto) (the “Incentive Plan”). Under the Incentive Plan as approved by the Company’s stockholders at the Annual Meeting, the number of shares available for issuance has been increased by 15,000,000 shares effective as of the date of the Annual Meeting.  A more complete description of the terms of the Incentive Plan can be found in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 28, 2022 (the “Proxy Statement”), which description is incorporated by reference herein. The foregoing and the summary in the Proxy Statement are not complete summaries of the terms of the Incentive Plan and are qualified by reference to the text of the Incentive Plan, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on June 9, 2022. Proxies for the Annual Meeting were solicited pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended. At the close of business on April 12, 2022, the record date for the Annual Meeting, there were 1,667,235,197 shares of Common Stock outstanding and entitled to vote.

At the Annual Meeting, the Company’s stockholders voted on the following five proposals, each of which is described in more detail in the Proxy Statement. The number of votes cast with respect to each proposal was as indicated below:

1.	Election of Directors. The following nine nominees were elected to serve as directors until the Company’s 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal, based on the following results of voting:

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Turqi Alnowaiser	1,149,011,471	16,797,406	172,797,405
Glenn R. August	1,158,640,930	7,167,947	172,797,405
Nancy Gioia	1,164,173,137	1,635,740	172,797,405
Frank Lindenberg	1,154,546,580	11,262,297	172,797,405
Andrew Liveris	1,125,641,565	40,167,312	172,797,405
Nichelle Maynard-Elliott	1,163,780,084	2,028,793	172,797,405
Tony Posawatz	1,154,338,692	11,470,185	172,797,405
Peter Rawlinson	1,164,222,387	1,586,490	172,797,405
Janet S. Wong	1,164,003,867	1,805,010	172,797,405

2.	Ratification of the Selection of the Independent Registered Public Accounting Firm. The ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022, was ratified based on the following results of voting:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,333,052,235	3,619,398	1,934,649	N/A

3.	Advisory Non-Binding Vote Regarding the Company’s 2021 Executive Compensation. The results of the advisory vote regarding the Company’s 2021 executive compensation as disclosed in the Proxy Statement were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,150,517,587	14,011,579	1,279,711	172,797,405

4.	Advisory Non-Binding Vote Regarding the Frequency of Future Stockholder Advisory Votes on Executive Compensation. The results of the advisory, non-binding vote regarding how frequently the Company’s stockholders will vote on the Company’s executive compensation were as follows:

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
1,145,130,222	863,359	1,815,905	17,999,391	172,797,405

5.	Approval of the Amendment of the Lucid Group, Inc. 2021 Stock Incentive Plan. The amendment of the Lucid Group, Inc. 2021 Stock Incentive Plan was approved, based on the following results of voting:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,121,261,133	42,980,275	1,567,469	172,797,405

In light of the voting results for Proposal No. 4 as disclosed above and the Company’s Board of Directors’ recommendation that the Company hold an advisory non-binding vote on the compensation of the Company’s named executive officers every year, the Company will hold an advisory non-binding vote on the compensation of the Company’s named executive officers every year until the next required advisory non-binding vote on the frequency of the advisory non-binding vote on the compensation of the Company’s named executive officers.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan (including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan, attached thereto)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2022	Lucid Group, Inc.

	By:	/s/ Sherry House
		Name:	Sherry House
		Title:	Chief Financial Officer

Exhibit 10.1

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

Page

Section 1.	ESTABLISHMENT AND PURPOSE	1

Section 2.	DEFINITIONS	1

(a)	“2009 Plan”	1

(b)	“2014 Plan”	1

(c)	“2021 Plan”	1

(d)	“Affiliate”	1

(e)	“Award”	1

(f)	“Award Agreement”	1

(g)	“Board of Directors” or “Board”	2

(h)	“Cash-Based Award”	2

(i)	“Cause”	2

(j)	“Change in Control”	2

(k)	“Code”	4

(l)	“Committee”	4

(m)	“Company”	4

(n)	“Consultant”	4

(o)	“Disability”	4

(p)	“Effective Date”	4

(q)	“Employee”	4

(r)	“ESPP Addendum”	4

(s)	“Exchange Act”	4

(t)	“Exercise Price”	4

(u)	“Fair Market Value”	4

(v)	“ISO”	5

(w)	“Nonstatutory Option” or “NSO”	5

(x)	“Option”	5

(y)	“Outside Director”	5

(z)	“Parent”	5

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

i

(aa)	“Participant”	5

(bb)	“Plan”	5

(cc)	“Purchase Price”	5

(dd)	“Restatement Date”	5

(ee)	“Restricted Share”	5

(ff)	“Restricted Stock Unit”	5

(gg)	“SAR”	6

(hh)	“Section 409A”	6

(ii)	“Securities Act”	6

(jj)	“Service”	6

(kk)	“Share”	6

(ll)	“Stock”	6

(mm)	“Stock Purchase Right”	6

(nn)	“Subsidiary”	6

Section 3.	ADMINISTRATION	6

(a)	Committee Composition	6

(b)	Committee Appointment	6

(c)	Committee Responsibilities	7

Section 4.	ELIGIBILITY	8

(a)	General Rule	8

(b)	Ten-Percent Stockholders	8

(c)	Attribution Rules	8

(d)	Outstanding Stock	8

Section 5.	STOCK SUBJECT TO PLAN; DIRECTOR COMPENSATION LIMIT	9

(a)	Basic Limitation	9

(b)	Additional Shares	9

(c)	Substitution and Assumption of Awards	10

(d)	Outside Director Compensation Limit	10

Section 6.	RESTRICTED SHARES	10

(a)	Restricted Share Award Agreement	10

(b)	Payment for Awards	10

(c)	Vesting	10

(d)	Voting and Dividend Rights	10

(e)	Restrictions on Transfer of Shares	11

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

Section 7.	TERMS AND CONDITIONS OF OPTIONS	11

(a)	Option Award Agreement	11

(b)	Number of Shares	11

(c)	Exercise Price	11

(d)	Withholding Taxes	11

(e)	Exercisability and Term	12

(f)	Exercise of Options	12

(g)	No Rights as a Stockholder	12

(h)	Modification, Extension and Renewal of Options	12

(i)	Restrictions on Transfer of Shares	12

(j)	Buyout Provisions	13

Section 8.	PAYMENT FOR SHARES	13

(a)	General Rule	13

(b)	Surrender of Stock	13

(c)	Services Rendered	13

(d)	Cashless Exercise	13

(e)	Exercise/Pledge	13

(f)	Net Exercise	13

(g)	Promissory Note	14

(h)	Other Forms of Payment	14

(i)	Limitations under Applicable Law	14

Section 9.	STOCK APPRECIATION RIGHTS	14

(a)	SAR Award Agreement	14

(b)	Number of Shares	14

(c)	Exercise Price	14

(d)	Exercisability and Term	14

(e)	Exercise of SARs	14

(f)	Modification, Extension or Assumption of SARs	15

(g)	Buyout Provisions	15

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

Section 10.	RESTRICTED STOCK UNITS	15

(a)	Restricted Stock Unit Award Agreement	15

(b)	Payment for Awards	15

(c)	Vesting Conditions	15

(d)	Voting and Dividend Rights	15

(e)	Form and Time of Settlement of Restricted Stock Units	16

(f)	Death of Participant	16

(g)	Creditors’ Rights	16

Section 11.	CASH-BASED AWARDS	16

Section 12.	STOCK PURCHASE RIGHTS	17

Section 13.	ADJUSTMENT OF SHARES	17

(a)	Adjustments	17

(b)	Dissolution or Liquidation	17

(c)	Merger or Reorganization	18

(d)	Change in Control	19

(e)	Reservation of Rights	19

Section 14.	DEFERRAL OF AWARDS	20

(a)	Committee Powers	20

(b)	General Rules	20

Section 15.	AWARDS UNDER OTHER PLANS	20

Section 16.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES	20

(a)	Effective Date	20

(b)	Elections to Receive NSOs, SARs, Restricted Shares, or Restricted Stock Units	20

(c)	Number and Terms of NSOs, SARs, Restricted Shares or Restricted Stock Units	20

Section 17.	LEGAL AND REGULATORY REQUIREMENTS	21

Section 18.	TAXES	21

(a)	Withholding Taxes	21

(b)	Share Withholding	21

(c)	Section 409A	21

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

Section 19.	TRANSFERABILITY	22

Section 20.	PERFORMANCE BASED AWARDS	22

Section 21.	FoRFEITURE, CANCELLATION OR RECOUPMENT OF AWARDS	22

Section 22.	NO EMPLOYMENT RIGHTS	23

Section 23.	DURATION AND AMENDMENTS	23

(a)	Term of the Plan	23

(b)	Right to Amend the Plan	23

(c)	Effect of Termination	23

Section 24.	AWARDS TO NON-U.S. PARTICIPANTS	23

Section 25.	GOVERNING LAW	23

Section 26.	SUCCESSORS AND ASSIGNS	23

Section 27.	EXECUTION	24

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

v

LUCID GROUP, INC.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

Section 1.     ESTABLISHMENT AND PURPOSE.

The Plan was initially adopted by the Board on February 22, 2021. The Plan was amended on June 21, 2021 and amended and restated on April 27, 2022. Unless otherwise specifically provided in the Plan, the Plan shall be effective as of the Effective Date. The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries and Affiliates by providing these individuals with equity ownership and other incentive opportunities.

The Plan is intended as the successor to and continuation of the 2021 Plan. Following the Effective Date, no additional stock awards may be granted under the 2021 Plan, 2014 Plan or 2009 Plan. From and after the Effective Date, all outstanding stock awards granted under the 2021 Plan, 2014 Plan and 2009 Plan will remain subject to the terms of the 2021 Plan, 2014 Plan or 2009 Plan, as applicable; provided, however, that any Shares subject to stock awards granted under the 2021 Plan, 2014 Plan or 2009 Plan outstanding as of the Effective Date that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest such shares; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (the “Returning Shares”) will immediately be added to the Shares available for issuance under this Plan (as further described in Section 5(a) below) as and when such shares become Returning Shares, and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date will be subject to the terms of this Plan.

Section 2.     DEFINITIONS.

(a)            “2009 Plan” means the 2009 Share Plan of Atieva, Inc., as amended.

(b)            “2014 Plan” means the 2014 Share Plan of Atieva, Inc., as amended.

(c)            “2021 Plan” means the Atieva, Inc. 2021 Stock Incentive Plan, as amended.

(d)            “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(e)            “Award” means any award of an Option, a SAR, a Restricted Share, a Restricted Stock Unit, a Cash-Based Award or a Stock Purchase Right under the Plan.

(f)            “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(g)            “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(h)            “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(i)            “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company applicable to an Award, any of the following: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) Participant’s conviction of a felony, any crime involving moral turpitude or a misdemeanor where imprisonment is imposed, (iv) Participant’s gross incompetence in performing his or her duties to the Company or any of its Subsidiaries or Affiliates, (v) Participant’s material failure to comply with applicable laws or governmental regulations related to or in the course of Participant’s employment with or providing services to the Company or any of its Subsidiaries or Affiliates, (vi) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vii) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate, as appropriate.

(j)            “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)	The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (j)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (j)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(j) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

(k)            “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(l)            “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.

(m)            “Company” means Lucid Group, Inc., a Delaware corporation, or any successor thereto.

(n)            “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the Board of a Parent or a Subsidiary, in each case who is not an Employee.

(o)            “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code.

(p)            “Effective Date” means the original effective date of this Plan, which was July 23, 2021, the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), a new wholly-owned subsidiary of the SPAC and the Company, dated as of February 22, 2021 (the “Merger Agreement”).

(q)            “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

(r)            “ESPP Addendum” means the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached to this Plan as Exhibit A.

(s)            “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t)            “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(u)            “Fair Market Value” with respect to a Share, means the market price of one Share, determined by the Committee as follows:

(i)	If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)	If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(v)            “ISO” means an employee incentive stock option described in Section 422 of the Code.

(w)            “Nonstatutory Option” or “NSO” means an employee stock option that is not an ISO or a Stock Purchase Right.

(x)            “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

(y)            “Outside Director” means a member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(z)            “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(aa)          “Participant” means a person who holds an Award.

(bb)          “Plan” means this Amended and Restated 2021 Stock Incentive Plan of Lucid Group, Inc., as amended from time to time.

(cc)          “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon (i) exercise of an Option or (ii) exercise of any Stock Purchase Right under the ESPP Addendum), as specified by the Committee.

(dd)         “Restatement Date” means the date of the Company’s 2022 Annual Meeting of Stockholders.

(ee)         “Restricted Share” means a Share awarded under the Plan.

(ff)         “Restricted Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Restricted Stock Unit Award Agreement.

(gg)          “SAR” means a stock appreciation right granted under the Plan.

(hh)         “Section 409A” means Section 409A of the Code.

(ii)           “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(jj)          “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(kk)        “Share” means one Share of Stock, as adjusted in accordance with Section 13 (if applicable).

(ll)          “Stock” means the Common Stock of the Company.

(mm)      “Stock Purchase Right” means an option to purchase Shares granted pursuant to the ESPP Addendum.

(nn)       “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.

Section 3.          ADMINISTRATION.

(a)            Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”), as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b)            Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or Committee shall specify the total number of Awards that such officers may so award.

(c)            Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	To adopt, amend, or terminate (A) the ESPP Addendum and (B) any sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;

(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)	To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price of any Award, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, to specify the provisions of the agreement relating to such Award and to determine and establish the terms and conditions of any Stock Purchase Right granted pursuant to the ESPP Addendum;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award;

(xv)	to administer the ESPP Addendum and exercise such authority and take such actions as set forth in the ESPP Addendum; and

(xvi)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

Section 4.          ELIGIBILITY.

(a)            General Rule. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Awards. Only common-law employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs and Stock Purchase Rights.

(b)            Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c)            Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d)            Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

Section 5.          STOCK SUBJECT TO PLAN; DIRECTOR COMPENSATION LIMIT.

(a)            Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. As of the Restatement Date, the maximum aggregate number of Shares authorized for issuance as Awards under the Plan on or after the Effective Date shall not exceed the sum of (x) 36,502,669 Shares (consisting of (i) 15,000,000 Shares approved by the Board on April 27, 2022, (ii) 12,500,000 Shares initially authorized for issuance under the Plan as of the Effective Date; and (iii) an additional 9,002,669 Shares initially authorized under the Plan as of the Effective Date which represents the number of Shares equal to the number of unallocated shares of stock of Atieva, Inc. remaining available for issuance under the 2021 Plan, 2014 Plan and 2009 Plan as of the Effective Date (as adjusted by the conversion ratio pursuant to the terms of the Merger Agreement in connection with the consummation of the transactions contemplated by the Merger Agreement)), plus (y) the Returning Shares, if any, which become available for grant under this Plan from time to time on or after the Effective Date. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan on or after the Effective Date shall not exceed 36,502,669 Shares plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(c). In addition, notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of Stock Purchase Rights granted under the Plan and the ESPP Addendum on or after the Effective Date shall not exceed 36,502,669 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 13. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)            Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Restricted Stock Units, Options, SARs or Stock Purchase Rights are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Restricted Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Restricted Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c)            Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, restricted stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d)            Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan or otherwise during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (excluding any arrangements entered into prior to the Effective Date), will not exceed seven-hundred and fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes, or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, one-million dollars ($1,000,000)).

Section 6.          RESTRICTED SHARES.

(a)            Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b)            Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c)            Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(d)            Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e)            Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

Section 7.          TERMS AND CONDITIONS OF OPTIONS.

(a)            Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b)            Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 13.

(c)            Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d)            Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)            Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f)            Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g)            No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a share certificate for such Shares. No adjustments shall be made, except as provided in Section 13.

(h)            Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become a NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(i)            Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(j)            Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

Section 8.          PAYMENT FOR SHARES.

(a)            General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan (other than Shares issued under the ESPP Addendum which shall be governed by the terms of the ESPP Addendum) shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below. The payment for Shares issuable pursuant to the ESPP Addendum shall be subject to the terms and conditions as set forth in the ESPP Addendum.

(b)            Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or his or her representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price of an Option if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c)            Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d)            Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e)            Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f)            Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g)            Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h)            Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i)            Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Section 9.          STOCK APPRECIATION RIGHTS.

(a)            SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b)            Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 13.

(c)            Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d)            Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)            Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(f)            Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(g)            Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

Section 10.          RESTRICTED STOCK UNITS.

(a)            Restricted Stock Unit Award Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Award Agreement between the Participant and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Award Agreements entered into under the Plan need not be identical.

(b)            Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

(c)            Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Award Agreement. A Restricted Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events.

(d)            Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Restricted Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest shall be forfeited.

(e)            Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Restricted Stock Unit Award Agreement may provide that vested Restricted Stock Units may be settled in a lump sum or in installments. A Restricted Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 13.

(f)            Death of Participant. Any Restricted Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each recipient of a Restricted Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g)            Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Award Agreement.

Section 11.        CASH-BASED AWARDS

The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

Section 12.       STOCK PURCHASE RIGHTS

The Committee may, in its sole discretion, grant Stock Purchase Rights under the Plan to any Participant that is an Employee in such number or amount and upon such terms, and subject to such conditions, as set forth in the ESPP Addendum. To the extent any term of the ESPP Addendum conflicts with this Plan, the terms of the ESPP Addendum shall control; provided, however, notwithstanding the foregoing, the issuance of Stock Purchase Rights pursuant to the ESPP Addendum and the purchase of Shares thereunder shall be subject to the terms, conditions and limitations set forth in Section 5 of the Plan, including but not limited to the maximum number of Shares that may be issued pursuant to the ESPP Addendum. The ESPP Addendum is intended to comply with the requirements of Section 423 of the Code to the maximum extent permitted by law as further set forth in the ESPP Addendum. The Committee may adopt such additional documents referenced in the ESPP Addendum, and may adopt such rules and conditions related to the ESPP Addendum, as the Committee deems necessary and advisable to administer the ESPP Addendum in accordance with its terms. The Committee may further take such actions and adopt such documents with respect to the ESPP Addendum as required for the ESPP Addendum to satisfy the requirements of Section 423 of the Code to the extent required by appliable law and as set forth in the ESPP Addendum. Payment with respect to a Stock Purchase Right shall be made in accordance with the terms of the ESPP Addendum and any other documents governing such Stock Purchase Rights adopted by the Committee. Shares issued under the ESPP Addendum shall reduce the number of Shares available under Section 5.

Section 13.        ADJUSTMENT OF SHARES.

(a)            Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)	The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(ii)	The class(es) and number of securities covered by each outstanding Award;

(iii)	The Exercise Price under each outstanding Option and SAR; and

(iv)	Stock Purchase Rights to the extent set forth in the ESPP Addendum.

The Committee will make such adjustments, and its determination will be final, binding and conclusive.

(b)            Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company and Stock Purchase Rights shall be subject to such treatment as set forth in the ESPP Addendum.

(c)            Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, such agreement may provide for one or more of the following with respect to Awards other than Stock Purchase Rights, without limitation:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)	Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)	Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. In addition, in the event that the Company is a party to a merger or other reorganization, outstanding Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d)           Change in Control. In addition to (and without limiting) the actions that may be taken under Section 12(c), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not continue, assume or settle (subject to vesting) outstanding Awards (other than Stock Purchase Rights), or substitute similar stock awards for outstanding Awards (other than Stock Purchase Rights), then with respect to any such Awards that have not been continued, assumed, settled or substituted, the Committee may determine, at the time of granting an Award or thereafter, that the vesting (and exercisability, if applicable) of any such Awards (or portion thereof) will be accelerated in full (and with respect to any such Awards subject to performance-based vesting, that vesting shall be deemed satisfied at the target level or based on actual performance measured in accordance with the applicable performance goals as of the date of the Change in Control, or the greater thereof) to a date prior to the effective time of the Change in Control (contingent upon the closing or completion of the Change in Control) as the Committee will determine (or, if the Committee does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and any reacquisition or repurchase rights held by the Company with respect to such vested Awards will lapse (contingent upon the closing or completion of the Change in Control). In addition, the Committee may determine, at the time of granting an Award (other than Stock Purchase Rights) or thereafter, that such Award shall become exercisable or vested as to all or part of the Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. The Committee will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Notwithstanding the foregoing, upon a Change in Control Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.

(e)            Reservation of Rights. Except as provided in this Section 13, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price (or purchase price with respect to any Stock Purchase Right) of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price (or purchase price with respect to any Stock Purchase Right) of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event. Notwithstanding the foregoing, Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.

Section 14.        DEFERRAL OF AWARDS.

(a)            Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

(i)	Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Restricted Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Restricted Stock Units; or

(iii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Restricted Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b)           General Rules. A deferred compensation account established under this Section 14 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 14.

Section 15.        AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

Section 16.        PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a)            Effective Date. No provision of this Section 16 shall be effective unless and until the Board has determined to implement such provision.

(b)            Elections to Receive NSOs, SARs, Restricted Shares, or Restricted Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Restricted Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Restricted Stock Units shall be issued under the Plan. An election under this Section 16 shall be filed with the Company on the prescribed form.

(c)            Number and Terms of NSOs, SARs, Restricted Shares or Restricted Stock Units. The number of NSOs, SARs, Restricted Shares, or Restricted Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Restricted Stock Units shall also be determined by the Board.

Section 17.        LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

Section 18.        TAXES.

(a)            Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)           Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum legally required tax withholding.

(c)            Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

Section 19.        TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 19 shall be void and unenforceable against the Company.

Section 20.        PERFORMANCE BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Section 21.        FoRFEITURE, CANCELLATION OR RECOUPMENT OF AWARDS.

The Committee shall have the authority, to the extent permitted by applicable law, to specify in an Award Agreement, exercise notice or share purchase agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, in each case to the extent permitted by applicable law, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, a Participant’s noncompliance with applicable restrictive covenants and conditions, and any other events set forth in a clawback, recoupment or similar policy adopted by the Company. Notwithstanding the foregoing, Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 21 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

Section 22.        NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

Section 23.        DURATION AND AMENDMENTS.

(a)            Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. The grant of Stock Purchase Rights shall be subject to such further restrictions as set forth in the ESPP Addendum.

(b)            Right to Amend the Plan. The Board may amend the Plan or the ESPP Addendum at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan (and the ESPP Addendum) shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c)            Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

Section 24.          AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy, or custom. The Committee also may impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 25.          GOVERNING LAW.

The Plan, the ESPP Addendum and each Award Agreement shall be governed by the laws of the state of Delaware, without application of the conflicts of law principles thereof.

Section 26.          SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 13(c).

Section 27.        EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

LUCID GROUP, INC.

By:	/s/ Jonathan Butler
Name:	Jonathan Butler
Title:	General Counsel and Secretary

Exhibit A

ESPP Addendum

(see attached)

ADDENDUM TO

LUCID GROUP, INC. 2021 STOCK INCENTIVE PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on February 22, 2021)

(Approved by the Stockholders on July 22, 2021)

(Effective on July 23, 2021)

Table of Contents

Page

SECTION 1	Purpose of the Plan	1
SECTION 2	Definitions	1
(a)	“Committee”	1
(b)	“Compensation”	1
(c)	“Corporate Reorganization”	1
(d)	“Effective Date”	1
(e)	“Eligible Employee”	2
(f)	“Fair Market Value”	2
(g)	“Offering”	2
(h)	“Offering Date”	2
(i)	“Offering Period”	2
(j)	“Participant”	2
(k)	“Participating Company”	2
(l)	“Plan”	2
(m)	“Plan Account”	3
(n)	“Purchase Date”	3
(o)	“Purchase Period”	3
(p)	“Purchase Price”	3
(q)	“Subsidiary”	3
(r)	“Trading Day”	3
SECTION 3	Administration of the Plan	3
(a)	Administrative Powers and Responsibilities	3
(b)	International Administration	4
SECTION 4	Enrollment and Participation	4
(a)	Offering Periods	4
(b)	Enrollment	4
(c)	Duration of Participation	5
SECTION 5	Employee Contributions	5
(a)	Frequency of Payroll Deductions	5
(b)	Amount of Payroll Deductions	5
(c)	Changing Withholding Rate	5
(d)	Discontinuing Payroll Deductions	5
SECTION 6	Withdrawal from the Plan	5
(a)	Withdrawal	5
(b)	Re-enrollment After Withdrawal	5
SECTION 7	Change in Employment Status	6
(a)	Termination of Employment	6
(b)	Leave of Absence	6
(c)	Death	6

SECTION 8	Plan Accounts and Purchase of Shares	6
(a)	Plan Accounts	6
(b)	Purchase Price	6
(c)	Number of Shares Purchased	7
(d)	Available Shares Insufficient	7
(e)	Issuance of Stock	7
(f)	Unused Cash Balances	7
(g)	Stockholder Approval	7
SECTION 9	Limitations on Stock Ownership	8
(a)	Five Percent Limit	8
(b)	Dollar Limit	8
SECTION 10	Rights Not Transferable	8
SECTION 11	No Rights as An Employee	9
SECTION 12	No Rights as A Stockholder	9
SECTION 13	Securities Law Requirements	9
SECTION 14	Stock Offered Under the Plan	9
(a)	Authorized Shares	9
(b)	Antidilution Adjustments	9
(c)	Reorganizations	9
SECTION 15	Amendment or Discontinuance	10
SECTION 16	Execution	10

LUCID GROUP, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1         Purpose of the Plan.

This Plan is an addendum to and subject to the terms of the 2021 Stock Incentive Plan of Lucid Group, Inc., as amended from time to time (the “2021 SIP”). The Plan was adopted by the Board on February 22, 2021 and is effective on the Effective Date. The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code.

SECTION 2         Definitions.

Capitalized terms used but not defined in this Plan shall have the meaning set forth in the 2021 SIP. In addition, the following terms used in this Plan have the following meanings.

(a)            “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

(b)            “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options or other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(c)            “Corporate Reorganization” means:

(i)            the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(d)            “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), a new wholly-owned subsidiary of the SPAC and the Company, dated as of February 22, 2021, provided that this Plan is approved by the Company’s stockholders on or prior to such closing date..

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

1

(e)            “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five (5) months per calendar year and for more than twenty (20) hours per week.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.

(f)            “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)            if Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)            if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(g)            “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(h)            “Offering Date” means the first day of an Offering.

(i)            “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(j)            “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(k)          “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(l)            “Plan” means this Lucid Group Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

2

(m)            “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(n)            “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(o)            “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(p)            “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(q)            “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)            “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3         Administration of the Plan.

(a)            Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

3

(b)            International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.

SECTION 4      Enrollment and Participation.

(a)            Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed twenty-seven (27) months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b)            Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

4

(c)            Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5      Employee Contributions.

(a)            Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b)            Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than one percent (1%) nor more than fifteen percent (15%) (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c)            Changing Withholding Rate. Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of his or her Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.

(d)            Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6      Withdrawal from the Plan.

(a)            Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)            Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

5

SECTION 7         Change in Employment Status.

(a)            Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b)            Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three (3) months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)            Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to the Participant’s estate.

SECTION 8      Plan Accounts and Purchase of Shares.

(a)            Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)            Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)            eighty-five percent (85%) of the Fair Market Value of such share on the Purchase Date; or

(ii)            eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

6

The Committee may specify for an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c)            Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is 25,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d)            Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e)            Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)            Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g)            Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the stockholders have approved the adoption of the Plan.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

7

SECTION 9         Limitations on Stock Ownership.

(a)            Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)            Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii)            Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)            Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b)            Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10        Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

8

SECTION 11      No Rights as An Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12      No Rights as A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13      Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14      Stock Offered Under the Plan.

(a)            Authorized Shares. Unless otherwise determined by the Committee, the maximum aggregate number of Shares available for purchase under the Plan during any calendar year is two and a half million (2,500,000) Shares; provided, however, that the maximum aggregate number of Shares available for purchase under the Plan shall not exceed the limit set forth in Section 5 of the 2021 SIP. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14(b).

(b)            Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Shares) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

(c)            Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

9

SECTION 15      Amendment or Discontinuance.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under the Plan.

SECTION 16      Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

LUCID GROUP, INC.

By:	/s/ Jonathan Butler
Name:	Jonathan Butler
Title:	General Counsel and Secretary
Date:	August 3, 2021

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

10